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                                                                     EXHIBIT 2.4

                     AMENDMENT NO. 2 TO ASSET SALE AGREEMENT

           This Amendment No. 2 to Asset Sale Agreement (the "Amendment") is made and entered into effective as of October 15, 1999, by and between Tenet Healthcare Corporation, a Nevada corporation ("Seller") and IASIS Healthcare Corporation, a Delaware corporation ("Purchaser") as successor in interest to JLL Hospital, LLC, a Delaware limited liability company.

                                 R E C I T A L S

           A. Seller and JLL Hospital, LLC entered into that certain Asset Sale Agreement dated as of August 15, 1999, as amended by Amendment No. 1 to Asset Sale Agreement dated as of October 15, 1999 (collectively, the "Agreement") pursuant to which Purchaser's permitted designees or assignees are acquiring substantially all of the assets with respect to the operation of the Hospitals from the Subsidiaries.

           B. Seller and Purchaser desire to amend the Agreement to address certain matters that have arisen since the effective date of the Agreement.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

           2. Employed Physicians Transition Period. A new Section 9.4 of the Agreement is hereby added to read as follows:

9.4            Employed Physicians Transition Period.  Notwithstanding any
             provision to the contrary contained in the Agreement:

                (a) The Subsidiaries employ the physicians set forth on Schedule
                    9.4(a) hereto (the "Physicians") in the conduct of the physician practices described on Schedule 9.4(a) hereto (the "Practices"). Purchaser is in the process of establishing billing systems and obtaining provider numbers which will enable it and its affiliates to manage the operation of the Practices beginning on January 1, 2000.

                (b) Subject to the terms, requirements and termination
                    provisions of their respective employment contracts, from October 15, 1999 through and including December 31, 1999 (the "Transition Period"), Seller shall


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                    cause the applicable Subsidiaries to continue to employ the
                    Physicians and operate the Practices. During the Transition Period, Seller shall cause the Subsidiaries to continue to pay the salaries, employee benefits and payroll taxes of the Physicians and the accounts payable of the Practices and to continue to bill, collect and charge against the accounts of each such Physician for the payments, goods and services associated with their respective medical practices, all in accordance with the applicable Subsidiaries' past practice. Any accounts receivable generated by, and any capitation payments received with respect to the services of, the Physicians during the Transition Period, as well as any profit or loss attributable to the relationship between the applicable Subsidiaries and the Physicians shall be for the account of Purchaser. Purchaser shall reimburse Seller for all of Seller's direct and indirect costs incurred during the Transition Period pursuant to this Section 9.4 in accordance with the terms contained in that certain Employee Leasing Agreement between the parties.

                (c) Purchaser and the Subsidiaries shall cooperate and consult with each other during the Transition Period regarding the hiring of any new staff personnel for any of the Practices. Such cooperation shall include, without limitation, sufficient advance notice to the other party of the hiring of any new staff personnel. Notwithstanding the foregoing, the Subsidiaries will not be obligated to hire any new physician employees for any of the Practices.

                (d) During the Transition Period, Seller shall cause the
                    Subsidiaries to, at Purchaser's expense, (i) process claims for the Practices set forth in Schedule 9.4(d)(i), and (ii) build new information databases for the Practices set forth in Schedule 9.4(d)(ii).

                (e) Purchaser shall use its reasonable commercial efforts to (i)
                    establish its physician billing systems, and (ii) obtain provider numbers for the Physicians on or prior to January 1, 2000.

                (f) On January 1, 2000, Seller shall cause the applicable
                    Subsidiaries to assign the Physicians' employment contracts to Purchaser's designated affiliates.

           3.   Indemnification of Seller by Purchaser.

                (a) The phrase "and 10.3.1(ix)" is hereby inserted in the second sentence of Section 10.1 of the Agreement after the phrase "10.3.1(iv)".

                (b) The following is hereby inserted at the end of the first sentence of Section 10.3.1 of the Agreement:


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                    "and (ix) Seller, the Subsidiaries' and any affiliate of
                    Seller's acts with respect to, and any obligations under,
                    Section 9.4, including, without limitation, (I) any tail coverage obligations with respect to any Physician whose contract expires or is otherwise terminated during or after the Transition Period, (II) any bonuses payable to any Physician which is wholly or in part attributable to services performed during the Transition Period, (III) any Damages related to any disability, medical or similar claim of any of the Physicians which arises during, or is otherwise attributable to, the Transition Period, (IV) any employee benefit costs with respect to any of the Physicians which is attributable to the Transition Period, and (V) any Damages arising out of the mere existence of the arrangement set forth in Section 9.4."

           4. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement regarding choice of law, attorneys' fees, and successors and assigns. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.

           IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.


                                  PURCHASER:

                                  IASIS HEALTHCARE CORPORATION, a
                                  Delaware corporation, as successor in interest to JLL Hospital, LLC

                                  By: /s/ Frank A. Coyle
                                     ----------------------------------
                                  Name: Frank A. Coyle
                                       --------------------------------
                                  Title: Secretary
                                        -------------------------------

                                  SELLER:

                                  TENET HEALTHCARE CORPORATION, a



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                                  Nevada corporation

                                  By: /s/ William A. Barrett
                                     ----------------------------------
                                  Name:  William A. Barrett
                                       --------------------------------
                                  Title: Vice President
                                        -------------------------------



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